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On September 12, 2025, Robyn Denholm, Chair of the Board of Directors of Tesla, Inc. (“Tesla”), participated in a conversation with Caroline Hyde and Ed Ludlow on Bloomberg Technology. A copy of the transcript for the video can be found below.

Caroline Hyde: Welcome back to Bloomberg Tech, and we now go to Palo Alto, where Ed Ludlow is standing by.

Ed Ludlow: Caroline, Tesla’s Board has made an unprecedented proposal for a compensation package for its CEO, Elon Musk. The total award value could be up to $1 trillion, but it is set against mandatory targets that have a high bar, both operational and financial. Investors and shareholders are going to vote on that package in November, but many of those shareholders still have questions. To answer the questions, the Chair of Tesla’s Board, Robyn Denholm, is with us. Thank you, Robyn, for your time. This proposed package was about Tesla’s long-term goals as much as it was about retaining Elon Musk. But why is it so crucial to the Board’s mind that it is Elon Musk that is able to get Tesla to this future?

Robyn Denholm: Well, thank you, Ed. I think it is a pivotal time at Tesla and also in the world. In AI and autonomous and the application of AI – is transformative technologies, and we believe that Tesla has big, ambitious goals. And so, Elon put out the Master Plan IV on the 1st of September, a very auspicious day, I think, in terms of putting out the vision for the Company for the next decade or more. AI and autonomous is at the front and center of that, both in the vehicles but also in our Optimus lineup and what we’re doing from a robotics perspective as well. And so, having the Board’s responsibility is to look at who the CEO is for the next period of time, and we believe that Elon is the right CEO for Tesla over this transformative period of time. And our view is he’s a generational leader – there aren’t any other people out there like Elon who can actually lead the Company over this next decade or so. And so, once you decide who the leader should be, you need to put in place the compensation package to incent and motivate him to actually deliver against the ambitious goals.

Ed Ludlow: The motivational piece is interesting. In the course of the proxy, as you read it and the negotiation plays out, doesn’t it – seven or eight months – but there were sticking points on both sides. What were they?

Robyn Denholm: Well, obviously in any discussion around the future of the Company, but also the future of an individual in terms of what motivates them, it’s very important to understand that. From a Board perspective, from a Special Committee perspective, as we’ve outlined in the proxy, we had a very fulsome process. We had more than ten meetings with Elon in terms of understanding: what were his motivations, what does he want to do over this period of time. Having worked with him now – I’ve been on the Board for eleven years, and Kathleen Wilson-Thompson, another amazing Special Committee member, has also been working with him for the past six or seven years as well. And so, from our perspective, seeing him in the Boardroom but also understanding what motivates him – it’s things that other people can’t do, it’s what the Company could do that no other company could do. So, those types of things are what are in this plan. As you said at the outset, it is a zero--compensation package unless he delivers against pretty ambitious goals for the Company.

Caroline Hyde: Ambitious goals that include 20 million vehicles, that include 10 million FSD, that think about a million robots and Robotaxis. Robyn, tell us from your experience with the 2018 pay package – the investor base really wants to understand how structurally this is different.

Robyn Denholm: Yeah. So, for us, the framework of the 2018 plan worked very, very effectively. And so, this package, this framework that we’ve put in place for the 2025 proposed compensation package, has 12 tranches. 12 market cap goals, where the top goal is $8.5 trillion, and we’re just over a trillion dollars today. The first milestone on the market cap side is at $2 trillion, so we’ve got to almost double the size of the Company before any of the market cap goals are actually achieved. Then it increases by half a trillion up into the last two tranches, where there’s a trillion-dollar jump each time. And then on the operational side, to your point, Caroline, they’re very ambitious. We’re just over 8 million cars that have been produced and delivered at Tesla. The milestone on the vehicle side is 20 million vehicles, 10 million FSD paid subscription areas. So, to me, these are ambitious goals – not to mention what we’ve proposed in terms of the goals around our robotics areas, our Optimus and bots – a million of those, and Robotaxis. And so to me, it really brings the Master Plan IV to life within this compensation package because they’re the goals that Elon has. It’s the goals that the Company has as well.

Caroline Hyde: Some had worried that Elon’s goals had turned more towards politics, and you draw him back from that within the proxy, and he’s agreed to wind down his political activity. How do you define political activity, Robyn?

Robyn Denholm: I think, you know, from my perspective, this is a package that really motivates Elon. Having him front and center at the Company and delivering against really ambitious goals, to me, is great for him, it’s great for the Company, it’s also great for shareholders. And as we’ve outlined, the shareholders in this proposal actually win very extensively with that market cap at $8.5 trillion in order to achieve this compensation package. To me, that actually is one of the things that all shareholders will benefit by. And so from a politics perspective, obviously we’re in a democracy, so everybody gets to voice their points of view. I think Elon, having served as a special government employee, he obviously completed that activity and he is back, front and center at the Company these days.

Ed Ludlow: But did those reassurances go as far as to Elon Musk agreeing not to specifically participate in any one political party? Take another government role? Extend to whether or not he makes donations in a political cycle?

Robyn Denholm: Yeah, I mean, what he does from a personal perspective in terms of his political motivations, et cetera, is up to him. Clearly, from our perspective as a Board, we’re measuring him on results and measuring him on what he does as the CEO of Tesla. Our view is he’s delivered big time in the past, and we look forward to him doing that in the next era.

Ed Ludlow: Robyn, you’ve just been unequivocal about the future of the Company and the inclusion of those operational milestones on Optimus and Robotaxi. But when the proxy hit, many, many shareholders went straight to the bullet point on the 20 million vehicle deliveries. How much was that informed by the Board wanting Elon Musk to focus on the bread and butter business in the near term? But also, did you have some data that sales specifically were being impacted by Musk’s political activity?

Robyn Denholm: Yeah, I would say that vehicles are our mainstay of our business today. So is the energy business – a lot of people forget about this brilliant business that we have on the sustainable energy side. And so, from our perspective, from a Board perspective, they are the revenue drivers of the Company in the near term, but obviously in the plan, you can see that there are other areas of revenue activity and profitability and growth for the Company in what we’re doing with AI as it relates to Optimus, but also FSD and beyond. We’ve put pretty ambitious goals out there in terms of the EBITDA. […] The profit in terms of having four operational goals around product, but also four – or six actually – pretty extensive goals around the profitability of the Company as well. And you can’t do that without selling fabulous products that customers want.

Caroline Hyde: Fabulous products that people have to want to buy, and sometimes because of the brand or the person who built them. I’ll just ask a little bit again: did you think sales were hit by his political activity?

Robyn Denholm: So, my view is, over the long term, people buy things that they really love, and Tesla vehicles are things that people really love. It doesn’t matter who you are – the minute you get into a Tesla and you drive that car, you know what that experience is like. And so, from our perspective, focusing on products that customers love, that our consumers both in the vehicle space and in the energy space, really do enjoy using and appreciate, in terms of not only the technology aspects, but also how the vehicle responds, the user interface, those types of things. So again, we’re a products company. We love building things that people love.

Caroline Hyde: And we can see the future product just behind your shoulder, as well, with Optimus. And Robyn, and what’s been so interesting is the push from Elon’s side, in the ten times you met him in the negotiations and indeed on X’s platform, to have more voting control and have more ownership of shares. Can you tell us a little bit about how you weighed that as a Board and as the Chair?

Robyn Denholm: Well clearly, Elon’s been very public in terms of the things that motivate him and what actually he wants over this next period of time. So as a Special Committee, as a Board, that’s actually easy to work with, because when you’re designing a compensation package, you’re looking for the things that will motivate an individual to do something above and beyond the mainstay. And so, clearly, voting rights are important to Elon – particularly in this era as we’re developing products around artificial intelligence, autonomous, those types of things where we could use products for good as opposed to any nefarious activity with the products, and so he’s been very clear on that. And so, for us as a Special Committee, taking that information and then working through what were the right goals in order for him to earn those voting rights is really important. And again, I’ll say again that it’s a zero plan if he doesn’t achieve the goals. So, each tranche is worth 1% in terms of voting rights. They kick in when it actually hits the goals, both an operational goal, as well as the market cap goal. And then, the economic benefits are delayed beyond that period of time, which is a difference in the plan that we structured in 2018. So, bifurcating the voting rights versus the economic benefit actually has a huge retentive effect. And so, from our perspective, that’s one of the key levers that we used in the plan.

Ed Ludlow: You’re joining us on Bloomberg Television and radio around the world. This is Bloomberg Tech live at Tesla in Palo Alto, where we’re speaking with the Chair of Tesla’s Board, Robyn Denholm, about the proposed compensation package for Elon Musk that investors will vote on in November. In the proxy, again, it’s very clear – if one is to go and read it – that Elon Musk essentially said to the Special Committee that, my priority is the voting power, but if my motivations aren’t met, I am interested to go and pursue other interests. What was the kind of absolute for the Board on your side? I’m trying to understand both Caroline’s question on, I think Musk wants the voting power so that he can focus on this AI future. But in return, to hand over that voting power, what is it, Robyn, that you wanted to ensure?

Robyn Denholm: Yeah, I think you know as I said before, Elon’s a unique individual. He can apply his time, effort, and energy into different endeavors. He has different endeavors out there. What the Board sought to do through this plan is to actually have him focus an outsized proportion of his time, effort, and energy on Tesla because when he does that, shareholders win.

Ed Ludlow: Might I just add that what’s kind of missing from the proxy – it’s not codified – but you are calm, sanguine, comfortable with him also being the CEO at another company, private company, or having another leadership position across multiple companies. That’s OK?

Robyn Denholm: Yes, it is OK. It is how he’s delivered in the past, and from, you know, our perspective, actually having his creative energies in various endeavors that are outside of Tesla actually helps Tesla. I know that sounds perverse and people don’t really understand that, but having worked with him now for eleven years, it actually benefits Tesla with him doing things that are not in the mission of Tesla, outside of Tesla, both from a resource perspective but also from a motivation perspective. And so, I think to really understand that point is to understand Elon and how he actually works. And so that’s what the Board sought to do through this plan.

Ed Ludlow: Succession. The latter tranches directly relate to Elon Musk’s participation in succession planning and the successful implementation of that succession planning. You started this conversation by saying there isn’t anyone like Elon Musk. Given that this is a decade-long plan, so maybe succession after a decade is more timely then, do you have confidence as a Board there are leaders already within Tesla that could potentially step up when he’s gone, or are you already starting to speak with Elon Musk about external candidates, those that are nearest to him in that level of extraordinary ability that you see in him?

Robyn Denholm: Yeah, so clearly, succession planning is a very important responsibility for the Board, and we take that responsibility very seriously. I meet with investors all the time, and I will say it’s probably my number one question that I get in terms of consistency of feedback from investors around succession planning. And so, from our perspective, we obviously have a plan if something untoward were to happen in the near term, but we also want to have, and do have, a longer-term succession plan. Now, this plan – this compensation plan – is a ten-year plan. Elon will be 64 or close to 65 by the time this plan completes. At some point, he will want to ease back, and maybe he doesn’t believe that today, but at some point he may want to do that. And so we want to make sure that we have the right leaders in place to do an orderly transition at some point in the future. And so making that part of this plan was a very deliberate activity, and obviously he was part of that discussion as well, and he is part of the discussion on an ongoing basis that the Board has around succession planning. The talent that we have – we have extraordinary talent inside of Tesla across many facets of the Company. And so, making sure that we’re continuing to develop those leaders, but also bringing in talent. That’s the other part. It’s in the report as well that Elon is a talent magnet, particularly on the engineering side. We have extraordinary depth in the AI space, in the engineering space, in the manufacturing space and largely because he works with them day in and day out. And so, that’s one of the unique aspects to this – and also one of the unique aspects to the plan is to make sure that we have that visible succession plan as we near the end of this decade-long compensation package.

Caroline Hyde: Robyn, what you just said was really interesting – the fact that there is a plan in place if something untoward would happen. Can you spell out what that would look like in the here and now?

Robyn Denholm: No, I won’t go into details here, but from my perspective it is a responsibility the Board takes very seriously, and, you know, Elon has participated in that. We have leaders in geographies that run large portions of the organization. We have a really extensive executive team, and as I said before, Elon works very closely. He’s a hands-on leader both in the engineering spaces, but also across the board from an operational perspective as well.

Caroline Hyde: And I realize that was a sensitive question to ask, and forgive me, I will ask another sensitive one because it is a time of sensitivity. We’ve just had the death of Charlie Kirk. We’ve had Musk himself on his own platform, X, raising questions, well, about his own security and the fact that he is focused on it. I know it’s something that you are focused on. What is the Board’s view in terms of upping his own security right now?

Robyn Denholm: Yeah, so very tragic circumstances this week. I think there isn’t anybody in a boardroom that isn’t touched by what’s happened with Charlie Kirk, and also there have been other incidents in the executive world over the last twelve months that I think every board stops and thinks about security of their CEOs, but also their executive team, and it’s no different at Tesla. We have been focused as a Board on Elon’s security for many years now. He’s been very public and very much out there, and so it is something that we take very seriously. He takes it very seriously as well. And so, again, from a Board perspective, it is something that we’ve discussed at length.

Ed Ludlow: Robyn, there are a number of other proposals in the proxy. One is a shareholder-initiated proposal for Tesla to invest in xAI. It is non-binding. The Board doesn’t take a position, but how does the Board think about it? For example, if investors would say, “No, we don’t want Tesla to make that investment,” would the Board still look to pursue it independently?

Robyn Denholm: So, clearly there are 16 proposals overall in the proxy. I know we’ve spent quite a bit of time on one important one – on compensation – but the xAI proposal is a shareholder proposal that has been put into the Board. We value our shareholders’ input, and the reason why we have not put a recommendation is we want to hear from shareholders in terms of what their views are – as to whether or not we should make an investment in xAI. One thing I will say at the outset is there’s a lot of misunderstanding of AI in the marketplace. It is not one thing, okay it is a range of technologies. What Tesla is doing today with AI is quite different to what xAI does. xAI is working on fundamental areas in AI, but it’s also working on large language models. That’s not what Tesla’s doing. As you can see behind me with Optimus, we’re taking real-world application of AI and putting it into physical products to actually empower those products to do things. So, with Optimus, it’s very visual. You can see what he does in terms of visualizing things and then actually doing things, and the same with the vehicles. So, what we’re doing with AI within FSD is actually taking that visual data and using that to drive the car. So that’s quite different to what xAI does.

Ed Ludlow: Robyn, a very quick question, and then we will end on the final proposal for the compensation package. This week, Bloomberg reported an investigation about some fatal incidents where passengers or those inside the vehicle had difficulty using the manual release. Now, as you know, I drive a Tesla vehicle, you drive a Tesla vehicle. All I want to ask is, is the Board aware of that reporting and will it raise that issue with Elon? And is Tesla looking at the design of the door manual override?

Robyn Denholm: So, I can tell you that the Board takes very seriously any safety-related reporting or any incidents of any type globally in terms of what we look at. But in the Tesla, there is a manual override already, and in fact it’s been reported on that you can actually manually open the door if there is a power event or anything like that. So safety is our number one factor in terms of what we’re doing across the board.

Ed Ludlow: And Tesla ranked very highly on safety.

Robyn Denholm: Very highly. It’s also why we’re pursuing FSD because, you know, just in North America, there are 50,000 deaths on the road. That’s 50,000 too many. And so we know with the data that we have for FSD that it’s actually safer than a human driver because of those 50,000, 94% are human error. So if you can eliminate 5% of that, that’s a lot of deaths that you can avoid. So again, safety is one of our key priorities in any aspect of the business.

Ed Ludlow: Let’s end on this unprecedented proposal. And I’m going to ask you this: what would happen to Tesla if Elon Musk left tomorrow? You know, in order to try and help shareholders understand the Board’s motive here in keeping him. But there was one specific question from our audience, which I really appreciated. Why does Elon need to be CEO? Could he not take on a more technical role?

Robyn Denholm: Well, that is contemplated in the package, just like in the 2018 package. We want his service at the Company. He can be the CEO, but he can also be in another role whether it’s chief product officer or that type of thing. We’ve contemplated that before. But to me, I think the really key thing is that shareholders get to vote on the future of the Company, not just on a compensation package. The compensation package is the instantiation of the goals and ambition – the super ambitious goals that we have as a company. So, I think with this proposal, it’s really up to shareholders what the future of Tesla looks like.

Ed Ludlow: Robyn Denholm, Chair of Tesla’s Board. There is a key shareholder vote in November on what is, as we’ve said it, an unprecedented proposal on a compensation package for Elon Musk set against very high bar deliverables. But what a conversation, Caroline, to inform the understanding of some of those deliverables. Back to you in New York.

Caroline Hyde: An ambitious plan to be the most valuable company in history. What a wonderful chance to be there with Robyn Denholm, and we leave you. Thank you very much indeed. Let’s check in back on these markets, because Tesla is having a good day – it is up 5.4%.

Additional Information and Where to Find It

Tesla intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement will contain important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders will be able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in Tesla’s preliminary proxy statement on Schedule 14A for the 2025 Annual Meeting, filed on September 5, 2025 (the “Preliminary Proxy Statement”), commencing on pages 134 and 156, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Preliminary Proxy Statement commencing on page 164 and is available here. Supplemental information regarding Mr. Taneja’s holdings of the Company’s securities can be found in the Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC on September 9, 2025 (available here). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Ownership of Securities” of the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting.